Reserve Municipal Money-Market Trust II

 Signature Page

This report is signed on behalf of the registrant (or depositor or trustee).

City of: New York           State of: New York         Date: January 28, 2008

Reserve Municipal Money-Market Trust II

By: Bruce Bent II - Co-CEO

Witness: Arthur Bent  - Co-CEO